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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related prospectus of Esterline Technologies Corporation for the registration of $175,000,000 7.75% senior subordinated notes due 2013 and to the incorporation by reference therein of our reports dated December 3, 2003, with respect to the consolidated financial statements of Esterline Technologies Corporation for the fiscal year ended October 31, 2003 incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended October 31, 2003 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                   ERNST & YOUNG LLP
Seattle, Washington
December 16, 2003